Exhibit 10.69




                                 LOAN AGREEMENT



                          Dated as of November 20, 2006



                                     Between



                               EM COLUMBUS II, LLC
                                   as Borrower



                                       and



                            LEHMAN BROTHERS BANK, FSB
                                    as Lender


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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----


I.   DEFINITIONS; PRINCIPLES OF CONSTRUCTION...................................1

       Section 1.1    Definitions..............................................1
       Section 1.2    Principles of Construction..............................16


II.  GENERAL TERMS............................................................17

       Section 2.1    Loan Commitment; Disbursement to Borrower...............17
       Section 2.2    Interest; Loan Payments; Late Payment Charge............17
       Section 2.3    Prepayments.............................................19
       Section 2.4    Defeasance..............................................19
       Section 2.5    Release on Payment in Full..............................21


III. CONDITIONS PRECEDENT.....................................................21

       Section 3.1    Conditions Precedent to Closing.........................21


IV.  REPRESENTATIONS AND WARRANTIES...........................................25

       Section 4.1    Borrower Representations................................25
       Section 4.2    Survival of Representations.............................34
       Section 4.3    REA Agreements..........................................34


V.   BORROWER COVENANTS.......................................................36

       Section 5.1    Affirmative Covenants...................................36
       Section 5.2    Negative Covenants......................................43


VI.  INSURANCE; CASUALTY; CONDEMNATION........................................48

       Section 6.1    Insurance...............................................48
       Section 6.2    Casualty................................................51
       Section 6.3    Condemnation............................................51
       Section 6.4    Restoration.............................................52


VII. RESERVE FUNDS............................................................55

       Section 7.1    Required Repair Escrow Fund.............................55
       Section 7.2    Tax and Insurance Escrow Fund...........................56
       Section 7.3    Replacements and Replacement Reserve....................57


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       Section 7.4    Rollover Reserve........................................61
       Section 7.5    [INTENTIONALLY DELETED].................................63
       Section 7.6    [INTENTIONALLY DELETED].................................63
       Section 7.7    Reserve Funds, Generally................................63
       Section 7.8    Provisions Regarding Letters of Credit..................63


VIII.DEFAULTS.................................................................64

       Section 8.1    Event of Default........................................64
       Section 8.2    Remedies................................................66
       Section 8.3    Remedies Cumulative; Waivers............................67


IX.  SPECIAL PROVISIONS.......................................................67

       Section 9.1    Sale of Notes and Securitization........................67
       Section 9.2    Securitization Indemnification..........................68
       Section 9.3    Intentionally Deleted...................................71
       Section 9.4    Exculpation.............................................71
       Section 9.5    Termination of Manager..................................72
       Section 9.6    Servicer................................................73


X.   MISCELLANEOUS............................................................73

       Section 10.1   Survival................................................73
       Section 10.2   Lender's Discretion.....................................73
       Section 10.3   Governing Law...........................................73
       Section 10.4   Modification, Waiver in Writing.........................75
       Section 10.5   Delay Not a Waiver......................................75
       Section 10.6   Notices.................................................75
       Section 10.7   Trial by Jury...........................................76
       Section 10.8   Headings................................................77
       Section 10.9   Severability............................................77
       Section 10.10  Preferences.............................................77
       Section 10.11  Waiver of Notice........................................77
       Section 10.12  Remedies of Borrower....................................77
       Section 10.13  Expenses; Indemnity.....................................78
       Section 10.14  Schedules Incorporated..................................79
       Section 10.15  Offsets, Counterclaims and Defenses.....................79
       Section 10.16  No Joint Venture or Partnership; No Third Party
                      Beneficiaries...........................................79
       Section 10.17  Publicity...............................................79
       Section 10.18  Waiver of Marshalling of Assets.........................80
       Section 10.19  Waiver of Counterclaim..................................80
       Section 10.20  Conflict; Construction of Documents; Reliance...........80
       Section 10.21  Brokers and Financial Advisors..........................80
       Section 10.22  Prior Agreements........................................81
       Section 10.23  Mezzanine Loan Option...................................81


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XI.  CASH MANAGEMENT..........................................................82

       Section 11.1   Establishment of Accounts...............................82
       Section 11.2   Deposits To and Disbursements from the
                      Clearing Account........................................82
       Section 11.3   Transfer To and Disbursements from the
                      Deposit Account.........................................83
       Section 11.4   Account Name............................................83
       Section 11.5   Eligible Accounts.......................................84
       Section 11.6   Permitted Investments...................................84
       Section 11.7   Sole Dominion and Control...............................84
       Section 11.8   Security Interest.......................................84
       Section 11.9   Rights on Default.......................................84
       Section 11.10  Financing Statement; Further Assurances.................85
       Section 11.11  Borrower's Obligation Not Affected......................85
       Section 11.12  Payments Received in the Deposit Account................85

                                    SCHEDULES
                                    ---------

Schedule I     -    Rent Roll

Schedule II    -    Required Repairs

Schedule III   -    Financial Statements

Schedule IV    -    Tenant Notice


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

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT, dated as of November 20, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this "Agreement"), between LEHMAN BROTHERS BANK, FSB, a federal stock savings bank, having an address at 1000 West Street, Suite 200, Wilmington, Delaware 19801 ("Lender") and EM COLUMBUS II, LLC, a Delaware limited liability company, having an address at 150 East Gay Street, Columbus, Ohio 43215 ("Borrower").

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

     WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

     NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

     I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

     Section 1.1 Definitions.

     For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

     "Account Collateral" shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) and (ii) above, all "proceeds" (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

     "Accounts" shall mean, collectively, the Clearing Account, Deposit Account, Rollover Reserve Account, Required Repair Account, and Replacement Reserve Account.

     "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

     "ALTA" shall mean American Land Title Association, or any successor thereto.

     "Anchor Tenant" shall mean J. C. Penney Corporation, Inc. formerly known as J.C. Penney Company, and any replacement thereof.

     "Annual Budget" shall mean the operating budget, including all planned capital expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

     "Applicable Interest Rate" shall mean 5.865% per annum.

     "Applicable Laws" shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

     "Assignment of Leases" shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower's interest in and to the Leases and Rents of the Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "Assignment of Management Agreement" shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof among Lender, Borrower and Manager, as the same may amended, restated, replaced, supplemented or otherwise modified from time to time.

     "Assignment of Agreements" shall mean that certain Assignment of Personal Property Leases, Service Agreements, Permits, Licenses, Franchises and Other Agreements dated the date hereof by and between Lender and Borrower , as the same may amended, restated, replaced, supplemented or otherwise modified from time to time.

     "Award" shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

     "Basic Carrying Costs" shall mean the sum of the following costs for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

     "Borrower" shall mean EM Columbus II, LLC, a Delaware limited liability company, together with its successors and assigns.

     "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

     "Capital Expenditures" for any period, shall mean the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

     "Cash" shall mean coin or currency of the United States of America or immediately available funds, including such fund delivered by wire transfer.

     "Casualty" shall have the meaning specified in Section 6.2.


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

     "Casualty Consultant" shall have the meaning set forth in Section 6.4(b)(iii).

     "Casualty Retainage" shall have the meaning set forth in Section
6.4(b)(iv).

     "Clearing Account" shall have the meaning set forth in Section 11.1(a).

     "Clearing Account Agreement" shall have the meaning set forth in Section 11.1(a).

     "Clearing Account Bank": Wachovia Bank, N.A., together with its successors and assigns.

     "Closing Date" shall mean the date of the funding of the Loan.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

     "Condemnation" shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

     "Condemnation Proceeds" shall have the meaning set forth in Section 6.4(b) hereof.

     "Debt" shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

     "Debt Service" shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.

     "Debt Service Coverage Ratio" shall mean a ratio for the applicable period in which:

     (a) the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of four percent (4%) of Gross Income from Operations or (2) the actual management fees incurred, and (B) actual Replacement Reserve Fund contributions; and


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

     (b) the denominator is the aggregate amount of principal and interest due and payable on the Note for such period.

     For purposes of calculating Debt Service Coverage Ratio under the definition of Rollover Reserve Commencement Date and Rollover Reserve Termination Date, Gross Income shall be adjusted as follows: (i) Gross Income shall not include Rents paid by any tenant (x) who is in default of its rental obligations under its Lease and (y) whose Lease has expired on or prior to, or is scheduled to expire within twelve (12) months after, the date of calculation, and (ii) Gross Income shall include the annualized Rents of any tenant who commenced the payment of Rent within twelve (12) months prior to the date of calculation or who is contractually obligated to commence the payment of Rent within the twelve (12) months after the date of calculation.

     "Default" shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

     "Default Rate" shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) three percent (3%) above the Applicable Interest Rate.

     "Defeasance Date" shall have the meaning set forth in Section 2.4.1(a)(i) hereof.

     "Defeasance Deposit" shall mean an amount equal to the sum of the remaining principal amount of the Note, the Yield Maintenance Premium, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of Sections 2.3 and 2.4 hereof.

     "Defeasance Event" shall have the meaning set forth in Section 2.4.1(a) hereof.

     "Deposit Account" shall have the meaning set forth in Section 11.1(b).

     "Deposit Account Bank" shall mean Wachovia Bank, NA or any other Eligible Institution selected by Lender.

     "Disclosure Document" shall have the meaning set forth in Section 9.2(a).

     "Eligible Account" shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.ss.9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.


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

     "Eligible Institution" shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A 1+ by S&P, P 1 by Moody's and F 1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least "AA" by Fitch and S&P and "Aa2" by Moody's in the case of accounts in which funds are held for more than thirty
(30) days.

     "Embargoed Person" shall have the meaning set forth in Section 4.1.37.

     "Environmental Indemnity" shall mean that certain Environmental and Hazardous Substance Indemnification Agreement executed by Borrower and Sponsor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" shall have the meaning set forth in Section 8.1(a).

     "Exchange Act" shall have the meaning set forth in Section 9.2(a).

     "Fiscal Year" shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

     "Fitch" shall mean Fitch, Inc.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

     "Governmental Authority" shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

     "Gross Income from Operations" shall mean all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits and any disbursements to Borrower from the Reserve Funds. Gross Income from Operations shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in the Property or any part thereof.

     "Guarantor" shall mean Sponsor.


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

     "Guaranty" shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "Improvements" shall have the meaning set forth in the granting clause of the Mortgage.

     "Indebtedness" of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability for borrowed money;
(b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit;
(e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

     "Indemnified Liabilities" shall have the meaning set forth in Section 10.13(b).

     "Independent Director" shall have the meaning set forth in Section
4.1.30(o).

     "Insolvency Opinion" shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof delivered by Squire, Sanders & Dempsey L.L.P. in connection with the Loan.

     "Insurance Premiums" shall have the meaning set forth in Section 6.1(b).

     "Insurance Proceeds" shall have the meaning set forth in Section 6.4(b).

     "Interest Period" shall mean the period commencing on the eleventh (11th) day of a month and ending on the tenth (10th) day of the succeeding calendar month, provided that if the Closing Date is any date other than the eleventh
(11th) day of a month, the first Interest Period shall (i) consist of only the date hereof, if the date hereof is the tenth (10th) day of a month, or (ii) commence on the date hereof and shall end on the next tenth (10th) day of a calendar month to occur after the date hereof.

     "JC Penney Lease" shall mean that certain lease at the Property with J.C. Penney Corporation, Inc. dated March 28, 1966, as amended.

     "JC Penney Space" shall mean that portion of the Property currently demised under the JC Penney Lease.

     "Lease" shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.


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

     "Leasing Expenses" shall have the meaning set forth in Section 7.4.1 hereof.

     "Lease Termination Payments" shall mean all funds received by Borrower from tenants in connection with the cancellation of any Leases, including, but not limited to, any cancellation fees, penalties, and payments relating to unamortized tenant improvements and leasing commissions.

     "Legal Requirements" shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

     "Lehman" shall have the meaning set forth in Section 9.2(b).

     "Lehman Group" shall have the meaning set forth in Section 9.2(b).

     "Lender" shall mean Lehman Brothers Bank, FSB, together with its successors and assigns.

     "Letter of Credit" shall mean a transferable, irrevocable, unconditional, clean sight draft standby letter of credit in form reasonably satisfactory to Lender issued by a bank or other financial institution with a long term debt obligation rating of AA or better (or a comparable long term debt obligation rating) as determined by the Rating Agencies. The Letter of Credit shall be payable upon presentation of a sight draft only to the order of Lender and a statement executed by an officer or authorized signatory or Lender stating that it has the right to draw thereon at a New York City bank. The Letter of Credit shall have an initial expiration date of not less than one (1) year and shall provide for multiple draws. The Letter of Credit shall be transferable by Lender and its successors and assigns at a New York City bank.

     "Liabilities" shall have the meaning set forth in Section 9.2(b).

     "Licenses" shall have the meaning set forth in Section 4.1.22.

     "Lien" shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or, any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialmen's and other similar liens and encumbrances.


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

     "Loan" shall mean the loan made by Lender to Borrower in the original principal amount set forth in, and evidenced by, the Note and secured by the Mortgage and the other Loan Documents executed and delivered by Borrower.

     "Loan Documents" shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Assignment of Agreements and all other documents executed and/or delivered in connection with the Loan.

     "Management Agreement" shall mean the management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property.

     "Manager" shall mean Glimcher Properties Limited Partnership and/or Glimcher Development Corporation, or any successor manager of the Property permitted hereunder.

     "Maturity Date" shall mean December 11, 2016, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

     "May Company Supplement" shall mean that certain Supplemental Agreement between EM Columbus, LLC and the May Department Stores Company dated May 20, 2005.

     "May Operating Covenant" shall mean that certain operating covenant set forth in Section 4 of the May Company Supplement.

     "Maximum Legal Rate" shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

     "Mezzanine Borrower" shall have the meaning set forth in Section 10.23 hereof.

     "Mezzanine Lender" shall have the meaning set forth in Section 10.23 hereof.

     "Mezzanine Loan" shall have the meaning set forth in Section 10.23 hereof.

     "Mezzanine Option" shall have the meaning set forth in Section 10.23 hereof.

     "Monthly Debt Service Payment Amount" shall mean (i) for each Payment Date through and including December 11, 2008, a payment equal to all interest that has accrued on the principal sum of the Note during the preceding Interest Period, and (ii) for each Payment Date thereafter, a payment equal to $254,086.48.

     "Moody's" shall mean Moody's Investors Service, Inc.


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

     "Mortgage" shall mean that certain first priority Open-End Mortgage and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "Mortgage Borrower" shall have the meaning set forth in Section 10.23 hereof.

     "Mortgage Lender" shall have the meaning set forth in Section 10.23 hereof.

     "Mortgage Loan" shall have the meaning set forth in Section 10.23 hereof.

     "Net Cash Flow" for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

     "Net Cash Flow Schedule" shall have the meaning set forth in Section 5.1.11(b).

     "Net Operating Income" means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

     "Net Proceeds" shall have the meaning set forth in Section 6.4(b).

     "Net Proceeds Deficiency" shall have the meaning set forth in Section 6.4(b)(vi).

     "Note" shall mean that certain note of even date herewith in the principal amount of FORTY THREE MILLION AND NO DOLLARS ($43,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "Officers' Certificate" shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the general partner or managing member of Borrower.

     "Operating Expenses" shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

     "Other Charges" shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.


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

     "Pad Store" shall mean the following retail stores located adjacent or nearby the Property: Macy's and Sears.

     "Payment Date" shall mean the eleventh (11th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.

     "Permitted Encumbrances" shall mean collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and
(d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender's sole discretion, which in the aggregate do not materially adversely affect the value or use of the Property or Borrower's ability to repay the Loan.

     "Permitted Investments" shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

     (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (ii) Federal Housing Administration debentures;

     (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (iv) federal funds, unsecured certificates of deposit, time deposits, bankers' acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (v) fully Federal Deposit Insurance Corporation insured demand and time deposits in, or certificates of deposit of, or bankers' acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (vii) commercial paper (including both non interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (viii) units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

     (ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency; provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

     "Permitted Owner" shall mean a Person who satisfies (i) or (ii) or (iii) below:

     (i) a Qualified Transferee;

     (ii) any Person, prior to a Securitization, approved by Lender (such approval not to be unreasonably withheld) or, regarding which, after a Securitization, Lender has received confirmation from the Rating Agencies that such transfer shall not result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Securities; or

     (iii) Sponsor.

     "Permitted Release Date" shall mean the date that is the earlier of (a) three (3) years from the Closing Date or (b) two (2) years from the "startup day" within the meaning of Section 860G(a)(9) of the Code of the REMIC Trust.

     "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

     "Personal Property" shall have the meaning set forth in the granting clause of the Mortgage.

     "Physical Conditions Report" shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that the Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements.

     "Policies" shall have the meaning specified in Section 6.1(b).

     "Property" shall mean the parcel of real property, the Improvements thereon and all other property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Mortgage and referred to therein as the "Property".

     "Provided Information" shall have the meaning set forth in Section 9.1(a).

     "Qualified Transferee" shall mean any one of the following Persons:

     (i) a pension fund, pension trust or pension account that (a) has total real estate assets of at least $1 Billion and (b) is managed by a Person who controls at least $1 Billion of real estate equity assets; or

     (ii) a pension fund advisor who (a) immediately prior to such transfer, controls at least $1 Billion of real estate equity assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; or

     (iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $500 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

     (iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

     (v) any Person (a) with a long-term unsecured debt rating from each of the Rating Agencies of at least investment grade or (b) who (i) owns or operates, together with its Affiliates, at least seven (7) regional malls totaling at least 3,000,000 square feet of gross leasable area of space, (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $500 Million and (iii) immediately prior to such transfer, controls real estate equity assets of at least $1 Billion.

     "Rating Agencies" shall mean each of S&P, Moody's and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender.

     "REA Agreements" shall mean that certain (i) Amended and Restated Construction, Operating and Reciprocal Easement Agreement dated May 20, 2005, recorded as Instrument #200506010106031 in the Recorder's Office for Franklin County, Ohio; (ii) Supplemental Agreement dated May 20, 2005 between EM Columbus, LLC and The May Department Stores Company; (iii) Supplemental Agreement dated May 20, 2005 between EM Columbus, LLC and Sears Roebuck and Co. and (iv) Supplemental Agreement dated May 20, 2005 between EM Columbus, LLC and Macy's Central Inc..

     "Registration Statement" shall have the meaning set forth in Section
9.2(b).

     "REIT" shall have the meaning set forth in Section 4.1.30(i).

     "REMIC Trust" shall mean a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code that holds the Note.

     "Rents" shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.

     "Replacement Reserve Account" shall have the meaning set forth in Section 7.3.1.

     "Replacement Reserve Fund" shall have the meaning set forth in Section
7.3.1.

     "Replacement Reserve Monthly Deposit" shall have the meaning set forth in
Section 7.3.1.

     "Replacements" shall have the meaning set forth in Section 7.3.1(a).

     "Required Repair Account" shall have the meaning set forth in Section
7.1.1.

     "Required Repair Fund" shall have the meaning set forth in Section 7.1.1.

     "Required Repairs" shall have the meaning set forth in Section 7.1.1.

     "Reserve Funds" shall mean the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, the Required Repair Fund or any other escrow fund established by the Loan Documents.

     "Restoration" shall have the meaning set forth in Section 6.2.

     "Rollover Reserve Account" shall have the meaning set forth in Section
7.4.1.

     "Rollover Reserve Fund" shall have the meaning set forth in Section 7.4.1.

     "Rollover Reserve Monthly Deposit" shall have the meaning set forth in
Section 7.4.1.

     "S&P" shall mean Standard & Poor's Ratings Services, a division of McGraw Hill, Inc.

     "Scheduled Defeasance Payments" shall mean scheduled payments of interest and principal under the Note for all Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including, the outstanding principal balance on the Note as of the Maturity Date).

     "Securities" shall have the meaning set forth in Section 9.1.

     "Securities Act" shall have the meaning set forth in Section 9.2(a).

     "Securitization" shall have the meaning set forth in Section 9.1.

     "Security Agreement" shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the U.S. Obligations purchased with the Defeasance Deposit, as the case may be.

     "Servicer" shall have the meaning set forth in Section 9.6.

     "Servicing Agreement" shall have the meaning set forth in Section 9.6.

     "Severed Loan Documents" shall have the meaning set forth in Section 8.2(c) hereof.

     "Sponsor" shall mean Glimcher Properties Limited Partnership, a Delaware limited partnership, or any successor.

     "State" shall mean the State or Commonwealth in which the Property or any part thereof is located.

     "Successor Borrower" shall have the meaning set forth in Section 2.4.2 hereof.

     "Survey" shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

     "Tax and Insurance Escrow Fund" shall have the meaning set forth in Section 7.2.1.

     "Taxes" shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

     "Title Insurance Policy" shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) insuring the lien of the Mortgage.

     "UCC" or "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in the State.

     "Underwriter Group" shall have the meaning set forth in Section 9.2(b) hereof.

     "U.S. Obligations" shall mean direct non-callable obligations of the United States of America.

     "Yield Maintenance Premium" shall mean the amount (if any) which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments necessary to effect a Defeasance.

     Section 1.2 Principles of Construction.

     All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word "including" shall mean "including, without limitation" unless the context shall indicate otherwise. Unless otherwise specified, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

     II. GENERAL TERMS

     Section 2.1 Loan Commitment; Disbursement to Borrower.

     2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

     2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

     2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

     2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the Closing of the Loan, as approved by Lender, and (e) fund any working capital requirements of the Property. The balance, if any, may be distributed by Borrower in accordance with Borrower's operating agreement.

     Section 2.2 Interest; Loan Payments; Late Payment Charge; Exit Fee.

     2.2.1 Interest Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to, but excluding, the Maturity Date at the Applicable Interest Rate.

     2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) the Applicable Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance.

     2.2.3 Payments. If the Closing Date is not the eleventh (11th) day of a month, on the Closing Date Borrower shall pay Lender all interest scheduled to accrue during the Interest Period in which the Closing Date occurs. The Monthly Debt Service Payment Amount shall be paid on the Payment Date occurring in December, 2006, and on each subsequent Payment Date thereafter up to and including the Payment Date preceding the Maturity Date. Each such payment shall be applied first to the payment of interest that has accrued during the preceding Interest Period (calculated in accordance with Section 2.2.2 above), and the balance of such payment, if any, shall be applied to the reduction of the principal sum of the Loan.

     2.2.4 [INTENTIONALLY DELETED]

     2.2.5 Payment on Maturity Date.

     Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

     2.2.6 Payments after Default. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

     2.2.7 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender, upon demand, an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by Applicable Law. Notwithstanding the foregoing, Borrower shall not be required to pay the late payment charge to the extent sufficient amounts are deposited in the Deposit Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

     2.2.8 Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

     Section 2.3 Prepayments.

     2.3.1 Voluntary Prepayments. Except as otherwise provided in this Agreement, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

     2.3.2 Mandatory Prepayments. On each date on which Borrower actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the restoration of the Property, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.3.2. Any partial prepayment under this Section shall be applied to the last payments of principal due under the Loan.

     Section 2.4 Defeasance.

     2.4.1 Defeasance. (1) Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Release Date to voluntarily defease the entire Loan by and upon satisfaction of the following conditions (such event being a "Defeasance Event"):

          (i) Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the date (the "Defeasance Date") on which the Defeasance Event is to occur and the principal amount of the Loan to be defeased;

          (ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Note to and including the Defeasance Date or if the Defeasance Date is not a Payment Date, to and including the next Payment Date;

          (iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage, and the other Loan Documents;

          (iv) Borrower shall deliver to Lender the Defeasance Deposit applicable to the Defeasance Event;

          (v) Intentionally Omitted;

          (vi) Borrower shall execute and deliver a Security Agreement in respect of the U.S. Obligations purchased with the Defeasance Deposit;

          (vii) Borrower shall deliver an opinion of counsel for Borrower that would be satisfactory to a prudent lender stating, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code as a result of such Defeasance Event;

          (viii) Borrower shall deliver confirmation in writing from the applicable Rating Agencies to the effect that such release will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;

          (ix) Borrower shall deliver an Officer's Certificate certifying that the requirements set forth in this Section 2.4.1(a) have been satisfied;

          (x) Borrower shall deliver a certificate of Borrower's independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

          (xi) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

          (xii) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including any costs and expenses associated with a release of the Lien of the related Mortgage as provided in Section 2.4.1(c) hereof as well as reasonable attorneys' fees and expenses.

     (b) In connection with each Defeasance Event, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations which provide Scheduled Defeasance Payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date. Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Deposit Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower under the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.4.1 and satisfy Borrower's other obligations under this Section 2.4.1 shall be remitted to Borrower.

     (c) If Borrower has elected to defease the entire Note and the requirements of this Section 2.4.1 have been satisfied, the Property shall be released from the lien of the Mortgage and the Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer's Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Mortgage, including Lender's reasonable attorneys' fees. Except as set forth in this Section 2.4.1 and Section 2.4.2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Mortgage on the Property.

     2.4.2 [INTENTIONALLY DELETED]

     2.4.3 Successor Borrower. In connection with a defeasance under this
Section 2.4, Borrower shall establish or designate a successor entity (the "Successor Borrower") which shall be a single purpose bankruptcy remote entity with two (2) Independent Directors approved by Lender, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note, as applicable, together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note, as applicable, and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note, as applicable, and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note, as applicable, in accordance with Section 2.4.1 but Borrower shall pay all costs and expenses incurred by Lender, including Lender's attorneys' fees and expenses, incurred in connection therewith.

     Section 2.5 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Loan Agreement, release the Lien of the Mortgage on the Property.

     III. CONDITIONS PRECEDENT

     Section 3.1 Conditions Precedent to Closing.

     The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

     3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

     3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

     3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

     (a) Mortgage, Assignment of Leases. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Mortgage and the Assignment of Leases and evidence that counterparts of the Mortgage and Assignment of Leases have been delivered to the title company for recording, so as to effectively create upon such recording valid and enforceable Liens upon the Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the Note, the Environmental Indemnity, the Guaranty, Assignment of Management Agreement, Guaranty and the Assignment of Agreements.

     (b) Title Insurance. Lender shall have received a Title Insurance Policy issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such Title Insurance Policy shall (i) provide coverage in amounts satisfactory to Lender,
(ii) insure Lender that the Mortgage creates a valid lien on the Property of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policy have been paid.

     (c) Survey. Lender shall have received a current title survey for the Property, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1992 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The survey shall meet the classification of an "Urban Survey" and the following additional items from the list of "Optional Survey Responsibilities and Specifications" (Table A) should be added to each survey:
2, 3, 4, 6, 8, 9, 10, 11 and 13. Such survey shall reflect the same legal description contained in the Title Insurance Policy and shall include, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender. The surveyor's seal shall be affixed to the survey and the surveyor shall provide a certification for the survey in form and substance acceptable to Lender.

     (d) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all premiums payable for the existing policy period.

     (e) Environmental Reports. Lender shall have received an environmental report in respect of the Property which report shall be satisfactory to Lender.

     (f) Zoning. Lender shall have received, at Lender's option, (i) letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws,
(ii) an ALTA 3.1 zoning endorsement for the Title Insurance Policy or (iii) a zoning opinion letter, in each case in substance reasonably satisfactory to Lender.

     (g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

     3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

     3.1.5 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

     3.1.6 Opinions of Borrower's Counsel. Lender shall have received opinions of Borrower's counsel (a) with respect to non-consolidation issues, and (b) with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender's counsel in their sole discretion.

     3.1.7 Intentionally Omitted.

     3.1.8 Basic Carrying Costs. Borrower shall have paid all Basic Carrying Costs relating to the Property which are in arrears, including without limitation, (a) accrued but unpaid insurance premiums relating to the Property,
(b) currently due Taxes (including any in arrears) relating to the Property, and
(c) currently due Other Charges relating to the Property, which amounts shall be funded with proceeds of the Loan.

     3.1.9 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

     3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

     3.1.11 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from (a) each Anchor Tenant, (b) each tenant leasing in the aggregate 8,000 square feet or more of space at the Property and (c) including the area leased by those described in clauses (a) and (b), lessees of not less than seventy percent (70%) of the gross leased area of the Property.

     3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the fees and costs of Lender's counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

     3.1.13 Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower or the Property since the date of the most recent financial statements delivered to Lender. The income and expenses of the Property, the occupancy leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

     3.1.14 Leases and Rent Roll. Lender shall have received copies of all tenant leases, certified copies of any tenant leases as requested by Lender and certified copies of all ground leases affecting the Property. Lender shall have received a current certified rent roll of the Property, reasonably satisfactory in form and substance to Lender.

     3.1.15 Intentionally omitted.

     3.1.16 Tax Lot. Lender shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

     3.1.17 Physical Conditions Reports. Lender shall have received Physical Conditions Reports with respect to the Property, which reports shall be reasonably satisfactory in form and substance to Lender.

     3.1.18 Management Agreement. Lender shall have received a certified copy of the Management Agreement with respect to the Property which shall be satisfactory in form and substance to Lender.

     3.1.19 Appraisal. Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

     3.1.20 Financial Statements. Lender shall have received a balance sheet with respect to the Property for the two most recent Fiscal Years and statements of income and statements of cash flows with respect to the Property for the two
(2) most recent fiscal years, each in form and substance satisfactory to Lender.

     3.1.21 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

     IV. REPRESENTATIONS AND WARRANTIES

     Section 4.1 Borrower Representations.

     Borrower represents and warrants as of the date hereof and as of the Closing Date that:

     4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property.

     4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower's property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of Borrower's properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

     4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower or any portion of the Property, which actions, suits or proceedings, if determined against Borrower or any portion of the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property.

     4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or any portion of the Property, or Borrower's business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.

     4.1.6 Title. Borrower has (a) good, marketable and insurable fee simple title to the real property comprising part of the Property, (b) [intentionally deleted] and (c) good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

     4.1.7 No Bankruptcy Filing. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower's assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

     4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

     4.1.9 No Plan Assets. Borrower is not an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a "governmental plan" within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

     4.1.10 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower's obligations under any of the Loan Documents.

     4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

     4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower's best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

     4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

     4.1.14 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

     4.1.15 Not a Foreign Person. Borrower is not a "foreign person" within the meaning of ss.1445(f)(3) of the Code.

     4.1.16 Separate Lots. Except for any easement rights over adjacent land, the Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot that is not a part of the Property.

     4.1.17 Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

     4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

     4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

     4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

     4.1.21 Use of Property. The Property is used exclusively as a retail shopping center and other appurtenant and related uses.

     4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as a retail shopping center (collectively, the "Licenses"), have been obtained and are in full force and effect. Borrower shall keep and maintain all licenses necessary for the Borrower's operation of the Property as a retail shopping center. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

     4.1.23 Flood Zone. Except as may be reported on the Survey, none of the Improvements are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

     4.1.24 Physical Condition. Except as disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in any portion of the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

     4.1.25 Boundaries. Except as may be reported in the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.

     4.1.26 Leases. The Property is not subject to any Leases other than the Leases described in Schedule I attached hereto and made a part hereof. No Person has any possessory interest in the Property or any part thereof, or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, except as may have been reflected in any tenant estoppel certificates delivered to Lender or in Schedule I, Borrower is not aware of any defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder on the part of Borrower or to Borrower's knowledge, on the part of any tenant. No Rent (including security deposits) has been paid more than one (1) month in advance of its due date. Except as disclosed in the tenant estoppels or disclosed in Schedule I, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant have already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein. To Borrower's knowledge, except as disclosed in the tenant estoppels or disclosed in Schedule I, no tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby to Borrower's knowledge; no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. Except as disclosed in the tenant estoppels or disclosed in Schedule I, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Borrower is not aware that any hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the leased premises except cleaning supplies used and stored in compliance with law and inventory held for retail sale in compliance with law, nor does Borrower have any knowledge of any tenant's intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste except cleaning supplies used and stored in compliance with law and inventory held for retail sale in compliance with law. Schedule I attached hereto is true and complete in all material respects.

     4.1.27 Survey. The Survey for the Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.1.3(c) hereof, and does not fail to reflect any material matter affecting the Property or the title thereto.

     4.1.28 Loan to Value. The maximum principal amount of the Loan does not exceed one hundred twenty-five percent (125%) of the fair market value of the Property.

     4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

     4.1.30 Single Purpose Entity/Separateness. Borrower represents, warrants and covenants as follows:

     (a) The purpose for which Borrower is organized is and shall be limited solely to (i) owning, holding, selling, leasing, transferring, exchanging, operating and managing the Property, (ii) entering into this Loan Agreement with Lender, (iii) refinancing the Property in connection with a permitted repayment of the Loan and (iv) transacting any and all lawful business for which Borrower may be organized under its constitutive law that is incident, necessary and appropriate to accomplish the foregoing.

     (b) Borrower does not own and will not own any asset or property other than
(i) the Property, and (ii) incidental personal property necessary for and used or to be used in connection with the ownership or operation of the Property.

     (c) Borrower will not engage in any business other than the ownership, management and operation of the Property.

     (d) Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower, any owner of Borrower, any guarantors of the obligations of Borrower or any Affiliate of any constituent party, owner or guarantor (collectively, the "Related Parties"), except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm's-length basis with third parties not so affiliated with Borrower or such Related Parties. Lender acknowledges that Related Parties have executed the Management Agreement.

     (e) Borrower will not incur any Indebtedness other than (i) the Loan; (ii) trade and operational debt incurred in the ordinary course of business with trade creditors in amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is not in excess of sixty days past due and is not in excess of $1,000,000 in the aggregate; (iii) personal property financing not in excess of $1,000,000 in the aggregate; and (iv) personal property leases providing for rental payments not in excess of $500,000 per annum. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property.

     (f) Borrower will not make any loans or advances to any Person and shall not acquire obligations or securities of any Related Party.

     (g) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

     (h) Borrower will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any Related Party to, amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such Related Party without the prior written consent of Lender.

     (i) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of any other Person and Borrower's assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower's assets may be included in a consolidated financial statement of a real estate investment trust (a "REIT") if inclusion on such a consolidated statement is required to comply with the requirements of GAAP. Borrower will file its own tax returns and will not file a consolidated federal income tax return with any other Person; provided, however, that if such Person is a corporation wholly owned by a REIT, such entity may be included in a consolidated federal income tax return of the REIT if inclusion on such a consolidated tax return is required to comply with the requirements of the Internal Revenue Service. Borrower shall maintain its books, records, resolutions and agreements as official records.

     (j) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name and shall maintain and utilize separate stationery, invoices and checks.

     (k) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

     (l) Neither Borrower nor any Related Party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, or the sale of material assets of Borrower.

     (m) Borrower will not commingle its assets with those of any other Person and will hold all of its assets in its own name;

     (n) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out as being responsible for the debts or obligations of any other Person.

     (o) If Borrower is a limited partnership or a limited liability company (other than an approved single member limited liability company), at least one general partner or member, or if Borrower is a general partnership at least two general partners (each, an "SPC Party") shall be a corporation whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 4.1.30 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of the SPC Party from Borrower, Borrower shall immediately appoint a new member or general partner whose articles of incorporation are substantially similar to those of the SPC Party and deliver a new Insolvency Opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners. Notwithstanding anything to the contrary in this Agreement, in no event shall the Property be transferred to any entity other than a corporation, limited partnership or limited liability company.

     (p) if Borrower is an approved single member limited liability company, Borrower shall be a Delaware limited liability company that has at least (x) two
(2) springing members who are individuals acceptable to Lender and who shall automatically become members of the limited liability company having a 0% economic interest therein upon the occurrence of any event which would cause the sole member of the limited liability company to cease to be a member thereof, and (y) two (2) duly appointed Independent Directors (as hereinafter defined) as directors or managers who may also be springing members, and has not caused or allowed and will not cause or allow the directors or managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors or its managers unless both Independent Directors shall have participated in such vote;

     (q) Borrower shall at all times cause there to be at least two (2) duly appointed members of the board of directors (an "Independent Director") of Borrower (if a corporation) or of each SPC Party (if Borrower is a limited partnership or a limited liability company) reasonably satisfactory to Lender who is provided by a nationally recognized company that provides professional independent directors and is not at the time of initial appointment and has not been at any time during the preceding five (5) years and shall not be while serving as an Independent Director: (i) a stockholder, director (other than as an Independent Director of Borrower or of a special purpose corporation affiliated with Borrower), officer, employee, partner, attorney or counsel of Borrower or such SPC Party or any Affiliate of either of them; (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues (other than any fees derived from the performance of standard corporate representative services) from its activities with Borrower or such SPC Party or any Affiliate of either of them; (iii) a Person controlling or under common control with any such stockholder, partner, creditor, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, creditor, customer, supplier or other Person. (As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.)

     (r) Borrower shall not (and Borrower shall not cause or permit the board of directors of an SPC Party) to take any action which, under the terms of any applicable organizational document, requires the vote of the Independent Directors unless at the time of such action there shall be at least two members who are Independent Directors.

     (s) Borrower shall allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party.

     (t) Borrower shall not pledge its assets for the benefit of any other Person other than with respect to the Loan.

     (u) Borrower shall maintain a sufficient number of employees in light of its contemplated business operations and pay the salaries of its own employees from its own funds.

     (v) Borrower shall provide in its (i) operating agreement, if it is a limited liability company, (ii) limited partnership agreement, if it is a limited partnership or (iii) certificate of incorporation, if it is a corporation, that for so long as the Loan is outstanding pursuant to the Note, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of each of the Independent Directors and of all other general partners/managing members/directors.

     (w) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects.

     4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

     4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

     4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender and in all financial statements (including, but not limited to, the financial statements attached hereto as Schedule III), the rent roll attached hereto as Schedule I, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

     4.1.34 [INTENTIONALLY DELETED.]

     4.1.35 Initial Budget. Borrower shall deliver to Lender the Annual Budget for the current Fiscal Year no later than sixty (60) days from the Closing Date.

     4.1.36 [INTENTIONALLY DELETED]

     4.1.37 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, (a) none of the funds or other assets of Borrower and Guarantor constitute or will constitute property of, or are or will be beneficially owned, directly or indirectly, by any person, entity or government (excluding the limited partners of Guarantor) subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. ss.ss. 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law ("Embargoed Person"); (b) no Embargoed Person (excluding the limited partners of Guarantor) has or will have any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor (excluding the limited partners of Guarantor), as applicable, have been or will be derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

     Section 4.2 Survival of Representations.

     Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

     Section 4.3 REA Agreements.

     (a) Borrower represents and warrants as follows:

          (i) Neither Borrower nor, to Borrower's actual knowledge, any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA Agreements, and the REA Agreements remain unmodified and in full force and effect;

          (ii) All easements granted pursuant to the REA Agreements which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

          (iii) All sums due and owing by Borrower to the other parties to the REA Agreements (or by the other parties to the REA Agreements to Borrower) pursuant to the terms of the REA Agreements, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on the Property (or threat thereof been made) for failure to pay any of the foregoing;

          (iv) The terms, conditions, covenants, uses and restrictions contained in the REA Agreements do not conflict in any material manner with any terms, conditions, covenants, uses and restrictions contained in any Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions; and

          (v) The terms, conditions, covenants, uses and restrictions contained in each Lease do not conflict in any material manner with any terms, conditions, covenants, uses and restrictions contained in the REA Agreements, any other Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

          (vi) Borrower shall not terminate, cancel or release any party from any material obligation under the REA Agreements without Lender's prior written consent. Borrower (i) shall observe and perform all the material obligations imposed upon Borrower under the REA Agreements; (ii) shall promptly send copies to Lender of all notices of default which Borrower shall send or receive under or in connection with the REA Agreements; (iii) shall enforce all of the material terms, covenants and conditions contained in the REA Agreements to be performed or observed by the other party thereto; and (iv) shall not materially alter, modify or change the terms of the REA Agreements or grant any consent or approval to any action to be taken under the REA Agreements without the prior written consent of Lender, which approval shall not be unreasonably withheld or delayed; provided, however, that Lender's consent shall not be required in connection with a modification or amendment of the May Company Supplement solely for the purpose of (i) confirming the continued effectiveness of the May Operating Covenant notwithstanding the closure of the "Lazarus" department store and
     (ii) requiring the operation of a "Macy's" department store in lieu of a "Kaufmann's" department store for the duration of the May Operating Covenant.

     V. BORROWER COVENANTS

     Section 5.1 Affirmative Covenants.

     From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

     5.1.1 Existence; Compliance with Legal Requirements; Insurance. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower or any other Person in Borrower's employment or control or involved with the operation of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower's obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used by Borrower in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

     5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower's obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) Business Days after the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section
7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

     5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might materially adversely affect Borrower's condition (financial or otherwise) or business or the Property.

     5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

     5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower's condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

     5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

     5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

     5.1.8 Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Borrower and for Lender, as provided in Section 6.1 hereof, the benefits of any Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys' fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a fire or other casualty affecting the Property or any part thereof) out of such Insurance Proceeds.

     5.1.9 Further Assurances. Borrower shall, at Borrower's sole cost and expense:

     (a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

     (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

     (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

     5.1.10 Mortgage Taxes. As of the date hereof, Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.

     5.1.11 Financial Reporting.

     (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower's accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender's interest.

     (b) Borrower will furnish to Lender annually, within ninety-five (95) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower's annual financial statements audited by a "Big Four" accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower's annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by the chief financial officer of Borrower or the general partner or managing member of Borrower, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property and has been prepared in accordance with GAAP, (iii) an unqualified opinion of a "Big Four" accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iv) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, (v) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (vi) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the "Net Cash Flow Schedule"), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant; and (vii) a calculation reflecting the annual Debt Service Coverage Ratio calculated as of the last day of such Fiscal Year. Together with Borrower's annual financial statements, Borrower shall furnish to Lender an Officer's Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. In addition, such certificate shall also be accompanied by a certificate of the chief financial officer of Borrower or the general partner or managing member of Borrower stating that the representations and warranties of Borrower set forth in Section 4.1.30(e) are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than ninety (90) days.

     (c) Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month the following items, accompanied by a certificate of the chief financial officer of Borrower or the general partner or managing member of Borrower, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month accompanied by an Officer's Certificate with respect thereto; and (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month on an accrual basis, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Rollover Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances which
(y) are five percent (5%) or more between budgeted and actual amounts for such periods and (z) exceed Twenty-Five Thousand and No/100 Dollars ($25,000), all in form satisfactory to Lender.

     (d) For the partial Fiscal Year commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year.

     (e) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

     (f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form and (ii) if requested by Lender and within the capabilities of Borrower's data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

     5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

     5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.

     5.1.14 Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys' fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

     5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) business days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

     (b) Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form as required under each tenant's Lease or, if a form is not so specified, then in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year.

     5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

     5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

     5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer's Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and its general partner or managing member as of the date of the Securitization.

     5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any portion of the Property (a) with any other real property constituting a tax lot separate from the Property, or (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the such real property portion of the Property.

     5.1.20 Leasing Matters. Any Leases with respect to the Property executed after the date hereof, for more than 10,000 square feet shall be subject to approval by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially and adversely affect Lender's rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Lender agrees to provide non-disturbance agreements from subordinating tenants leasing more than 10,000 square feet on Lender's then standard form. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property except that no termination by Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property provided, however, that no such termination or surrender of any Lease covering more than 10,000 square feet will be permitted without the written consent of Lender, which consent shall not be unreasonably withheld; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits);
(iv) shall not execute any other assignment of lessor's interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. If the correspondence from Borrower to Lender requesting approval for any matter requiring Lender's approval under this Section 5.1.20 contains a bold faced, conspicuous legend at the top of the first page thereof to the effect that "IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN 10 BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN", and if Lender fails to respond in writing to such request for approval within ten (10) Business Days after Lender has received from Borrower such written request and all information reasonably required by Lender in order to adequately review such request, Lender shall be deemed to have given such approval.

     5.1.21 Alterations. Borrower shall obtain Lender's prior written consent to any alterations to any Improvements, on the Property, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower's financial condition, the value of the Property or the Net Operating Income. Notwithstanding the foregoing, Lender's consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower's financial condition, the value of the Property or the Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the restoration of the Property after the occurrence of a casualty in accordance with the terms and provisions of this Agreement or (d) alterations, additions, reconfiguration, renovations or demolition performed with respect to the JC Penney Space following the expiration of the JC Penney Lease pursuant to the terms and provisions of one or more Leases of the JC Penney Space. If the total unpaid amounts due and payable with respect to alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) (the "Threshold Amount"), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower's obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization, or (D) a completion bond or letter of credit issued by a financial institution having a rating by Standard & Poor's Ratings Group of not less than A-1+ if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and applied from time to time at the option of Lender to pay for such alterations or to terminate any of the alterations and restore the Property to the extent necessary to prevent any material adverse effect on the value of the Property. Borrower may request a waiver from Lender of the requirement for such security, and Lender shall respond to such request within ten (10) Business Days

     Section 5.2 Negative Covenants.

     From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

     5.2.1 Operation of Property. Borrower shall not, without the prior consent of Lender (which consent shall not be unreasonably withheld), terminate the Management Agreement or otherwise replace the Manager or enter into any other management agreement with respect to the Property.

     5.2.2 Liens. Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:

     (i)  Permitted Encumbrances;

     (ii) Liens created by or permitted pursuant to the Loan Documents; and

     (iii) Liens for Taxes or Other Charges not yet due.

     5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity,
(b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

     5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

     5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower's business.

     5.2.6 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party.

     5.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

     5.2.8 Assets. Borrower shall not purchase or own any properties other than the Property.

     5.2.9 Debt. Borrower shall not create, incur or assume any Indebtedness other than the Debt except to the extent expressly permitted hereby.

     5.2.10 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

     5.2.11 Principal Place of Business. Borrower shall not change its principal place of business set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

     5.2.12 [INTENTIONALLY DELETED]

     5.2.13 Transfers.

     (a) Without the prior written consent of Lender, neither Borrower nor any other Person having an ownership or beneficial interest, direct or indirect, in Borrower shall (i) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign the Property, any part thereof or any interest therein (including any ownership interest in Borrower); (ii) further encumber, alienate, grant a Lien or grant any other interest in the Property or any part thereof (including any ownership interest in Borrower), whether voluntarily or involuntarily; or (iii) enter into any easement or other agreement granting rights in or restricting the use or development of the Property.

     (b) Borrower may, upon thirty (30) days prior notice to Lender, (i) make immaterial transfers of portions of the Property to any Governmental Authority for dedication or public use, and (ii) grant easements, restrictions covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially adversely effect the utility and operation of the Property or materially adversely effect the value of the Property taken as a whole or materially adversely effect the ability of Borrower to pay the debt secured by the Mortgage. In connection with any transfer, conveyance or encumbrance permitted pursuant to this Section 5.2.13(b), Borrower shall deliver to Lender not less than 30 days prior to the date of such transfer a copy of the proposed instrument of transfer, which shall not impose any liability on Lender and shall be reasonably acceptable to Lender in all respects; and if acceptable, Lender shall execute and deliver such instrument, in the case of the transfers referred to in clause (i) above, to release the portion of the Property affected by such transfer from the lien of the Mortgage or, in the case of clause (ii) above, to subordinate the lien of the Mortgage to such easements, restrictions, covenants, reservations and rights of way or other similar grants promptly following receipt by Lender of: (a) payment of costs incurred by Lender in connection therewith; and (b) a certificate from an officer of the general partner or managing member of Borrower stating (x) with respect to any transfer, the consideration, if any, being paid for the transfer provided that if such consideration exceeds $25,000, Borrower shall deliver such consideration to Lender to be applied to the Debt or at Lender's option held as additional collateral for the Loan and (y) that such transfer does not materially adversely effect the utility and operation of the Property or materially adversely effect the value of the Property taken as a whole or materially adversely effect the ability of Borrower to pay the Debt.

     (c) Following a Securitization, a sale or conveyance by Borrower of all of the Property (but not a mortgage, lien or other encumbrance) is permitted provided that each of the following conditions have been satisfied:

          (i) no Event of Default shall have occurred and be continuing;

          (ii) the Person to whom the Property is sold or conveyed satisfies the requirements of a Special Purpose Entity, the transferee is controlled by a Permitted Owner, and not less than 51% of the direct or indirect equity interests in the transferee are owned by a Permitted Owner;

          (iii) the Rating Agencies shall have confirmed in writing that such sale or conveyance will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization;

          (iv) Lender has received a non-consolidation opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the sale or conveyance, which opinion shall be reasonably acceptable to Lender and, after a Securitization, the Rating Agencies;

          (v) the transferee of the Property shall execute an assumption of all of the obligations of the Borrower under this Agreement, the Mortgage and the other Loan Documents, subject, however, to the provisions of Section
     9.4 of this Agreement;

          (vi) one or more transferee's principals having an aggregate net worth and liquidity reasonably acceptable to Lender (a net worth and liquidity greater than that of Sponsor as of the date hereof shall be acceptable to Lender) shall execute in favor of Lender a Guaranty of Recourse Obligations and an Environmental Indemnity Agreement in form acceptable to Lender; and

          (vii) Borrower shall give written notice to Lender of the proposed sale or conveyance not later than thirty (30) days prior thereto, which notice shall set forth the name of the proposed transferee, identify the owners of such direct and indirect interests of the proposed transferee and set forth the date the sale or conveyance is expected to be effective.

     Upon satisfaction of the foregoing conditions, Borrower and, provided that it shall not own any interest in the transferee, Sponsor, shall be released from any liability under the Loan Documents following such sale or conveyance of all of the Property, provided that Borrower and Sponsor shall be responsible for any remediation or loss, cost, damage or expense resulting from contamination of the Property with hazardous substances first introduced to the Property prior to the transfer.

     (d) Following a Securitization, a transfer or sale (but not a pledge, hypothecation, creation of a security interest in or other encumbrance) of direct or indirect ownership interest in Borrower is permitted provided the following conditions have been satisfied:

          (i) following such transfer one or more Permitted Owners shall control Borrower and own at least 51% of the direct or indirect equity interests in Borrower;

          (ii) prior to any such transfer or sale of direct or indirect ownership interests in Borrower, if as a result of either of which (and after giving effect to such transfer or sale), more than 50% of the direct or indirect ownership interests in Borrower shall have been transferred to a person or entity not owning at least 50% of the direct or indirect ownership interests in Borrower on the date of closing, Borrower shall deliver to Lender a non-consolidation opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the proposed transfer or sale, which opinion shall be reasonably acceptable to Lender and, after a Securitization, the Rating Agencies;

          (iii) intentionally deleted;

          (iv) immediately prior to such transfer or sale no Event of Default has occurred and is continuing;

          (v) if, following such sale or transfer, Sponsor shall no longer directly or indirectly control Borrower, one or more of the transferee's principals having an aggregate net worth and liquidity reasonably acceptable to Lender (a net worth and liquidity greater than that of Sponsor as of the date hereof shall be acceptable to Lender) shall execute in favor of Lender a Guaranty of Recourse Obligations and an Environmental Indemnity Agreement in form acceptable to Lender; and

          (vi) Borrower shall give or cause to be given written notice to Lender of the proposed transfer or sale not later than thirty (30) days prior thereto, which notice shall set forth the name of the Person to which the interest in Borrower is to be transferred or sold, identify the proposed transferee and set forth the date the transfer or sale is expected to be effective.

Upon satisfaction of the foregoing conditions, if clause (v) shall apply, Sponsor shall be released from any liability under the Loan Documents following such sale or transfer of direct or indirect ownership interest in Borrower, provided that Sponsor shall be responsible for any remediation or loss, cost, damage or expense resulting from contamination of the Property with hazardous substances first introduced to the Property prior to the transfer.

     (e) Notwithstanding anything to the contrary contained in Section 5.2.13, a transfer or sale (but not a pledge, hypothecation, creation of a security interest in or other encumbrance) in one (1) or a series of transactions of not more than forty-nine percent (49%) of the equity interests in Borrower, directly or indirectly, that does not result in a change of control in Borrower, directly or indirectly, shall not require Lender's consent or Rating Agency confirmation. In connection with any such transfer or sale, Borrower shall give or cause to be given written notice to Lender of the proposed transfer or sale not later than thirty (30) days prior thereto, which notice shall set forth the name of the Person to which the interest in Borrower is to be transferred or sold, identify the proposed transferee and set forth the date the transfer or sale is expected to be effective.

     (f) Borrower and Transferee shall pay to Lender in connection with any transfer or sale pursuant to Section 5.2.13(c) or 5.2.13(d) or any other transfer or sale requiring Lender's approval (i) a transfer fee of one-half percent (.50%) of the principal balance of the Note and (ii) all of Lender's expenses incurred in connection with such any such transfer or sale, at the time of each such transfer or sale.

     5.2.14 ERISA. (b) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

     (b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

          (i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. ss.2510.3-101(b)(2);

          (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R. ss.2510.3-101(f)(2); or

          (iii) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. ss.2510.3-101(c) or (e).

     VI. INSURANCE; CASUALTY; CONDEMNATION

     Section 6.1 Insurance.

     (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

          (i) comprehensive all risk insurance on the Improvements and any Personal Property, including contractual liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the "Full Replacement Cost," which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions;
     (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000) for property damage and Fifty Thousand and No/100 Dollars ($50,000) for flood; and (D) containing an "Ordinance or Law Coverage" or "Enforcement" endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain, if any portion of the Improvements is currently or at any time in the future located in a federally designated "special flood hazard area", flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require, provided that the insurance pursuant to this sentence shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).

          (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called "occurrence" form with a combined limit, including umbrella coverage, of not less than Sixty Million and No/100 Dollars ($60,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

          (iii) rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of [eighteen (18) months] from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Rents from the Property for a period of eighteen (18) months. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower's reasonable estimate of the gross income from the Property for the succeeding eighteen
     (18) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

          (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner's protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy, which insurance may be maintained by Borrower or third parties; and
     (B) the insurance provided for in subsection (i) above written in a so-called builder's risk completed value form (1) on an occurrence basis,
     (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

          (v) workers' compensation, subject to the statutory limits of the State, and employer's liability insurance with a limit of at least Five Hundred Thousand and No/100 Dollars ($500,000) per accident and per disease per employee, and Five Hundred Thousand and No/100 Dollars ($500,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

          (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

          (vii) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

          (viii) earthquake insurance with coverage amounts of not less than the product of the "Probable Maximum Loss" applicable to the Property, as set forth in the seismic report satisfactory to Lender prepared by a seismic engineer or other qualified consultant, multiplied by the replacement cost of the Improvements as such replacement cost may be reasonably estimated by Lender, and with a deductible not to exceed 5% of the total insured value at risk, which coverage shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of "A" or better by S&P and "A2" or better by Moody's, provided that Borrower may satisfy the ratings requirement of this Section by providing to Lender a "cut-through" endorsement or "fronted policy" in form and substance approved by Lender issued by an insurer with at least an "A" rating by S&P and "A2" or better by Moody's;

          (ix) insurance against terrorist acts as may be available on a commercial basis; and

          (x) upon sixty (60) days' written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

     (b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the "Policies" or in the singular, the "Policy"), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of "A" or better by S&P and "A2" or better by Moody's. The Policies described in Section 6.1 (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the "Insurance Premiums"), shall be delivered by Borrower to Lender. Notwithstanding the foregoing, Borrower may satisfy the ratings requirement of this Section by providing to Lender a "cut-through" endorsement or "fronted policy" in form and substance approved by Lender issued by an insurer with at least an "A" rating by S&P and "A2" or better by Moody's.

     (c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

     (d) All Policies of insurance provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower, or the Tenant, as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

     (e) All Policies of insurance provided for in Section 6.1(a)(v) shall contain clauses or endorsements to the effect that:

          (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

          (ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty
     (30) days' written notice to Lender and any other party named therein as an additional insured;

          (iii) the issuers thereof shall give written notice to Lender if the Policy has not been renewed fifteen (15) days prior to its expiration; and

          (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

     (f) if at any time Lender has a good faith reason to believe that all insurance required hereunder is not in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate. Lender hereby acknowledges that the Policies currently in effect at the Property are in compliance with the requirements of this Section 6.1.

     Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a "Casualty"), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such fire or other casualty, with such alterations as may be reasonably approved by Lender (a "Restoration") and otherwise in accordance with Section
6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

     Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any portion of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the

Property and otherwise comply with the provisions of Section 6.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

     Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

     (a) If the Net Proceeds shall be less than Two Million and No/100 Dollars ($2,000,000) and the costs of completing the Restoration shall be less than Two Million and No/100 Dollars ($2,000,000), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

     (b) If the Net Proceeds are equal to or greater Two Million and No/100 Dollars ($2,000,000) or the costs of completing the Restoration is equal to or greater than Two Million and No/100 Dollars ($2,000,000) Lender shall make the Net Proceeds available for the Restoration provided that each of the conditions of Section 6.4(b)(i) are satisfied. The term "Net Proceeds" for purposes of this
Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi) and (ix) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same ("Insurance Proceeds"), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same ("Condemnation Proceeds"), whichever the case may be.

          (i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

               (A) no Event of Default shall have occurred and be continuing;

               (B) the REA Agreement shall remain in full force and effect, and the Pad Stores shall make all necessary repairs and restorations to their improvements and Macy's shall continue be obligated to continue the operation of its store premises pursuant to the May Operating Covenant following completion of the Restoration for the duration of the May Operating Covenant;

               (C) At least (i) each Anchor Tenant and (ii) Leases demising in the aggregate a minimum of sixty-five percent (65%) of the non-anchor rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration (or binding leases have been executed by replacement tenants for such space), notwithstanding the occurrence of any such fire or other casualty or taking, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense.

               (D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than one hundred eighty(180) days after such damage or destruction or taking, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

               (E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

               (F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the Maturity Date,
          (2) the earliest date required for such completion under the terms of any Leases for more than 10,000 square feet which if not completed would give rise to a termination of such Lease, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such fire or other casualty or to as nearly as possible the condition it was in immediately prior to such taking, as applicable or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

               (G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations;

               (H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

               (I) such fire or other casualty or taking, as applicable, does not result in the loss of access to the Property or the Improvements.

          (ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this
     Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic's or materialman's liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

          (iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the "Casualty Consultant") which approval shall not be unreasonably withheld or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant which approval shall not be unreasonably withheld or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant's fees, shall be paid by Borrower.

          (iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term "Casualty Retainage" shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor's, subcontractor's or materialman's contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

          (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

          (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the "Net Proceeds Deficiency") with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

          (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

          (viii) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate, in its discretion.

          (ix) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.


     VII. RESERVE FUNDS

     Section 7.1 Required Repair Escrow Fund.

     7.1.1 Deposits. Borrower shall perform the repairs at the Property as set forth on Schedule II hereto (such repairs hereinafter referred to as "Required Repairs"). Borrower shall complete each of the Required Repairs on or before the deadline for each repair as set forth on Schedule II. On the Closing Date, Borrower shall deposit with Lender the amount, if any, set forth on Schedule II to perform each of the Required Repairs. Amounts so deposited with Lender shall be held by Lender in an interest bearing account and shall hereinafter be referred to as the "Required Repair Fund" and the account in which such amounts are held shall hereinafter be referred to as the "Required Repair Account".

     7.1.2 Release of Required Repair Funds. ii) Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Lender at least thirty
(30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that all Required Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (B) identifying each Person that supplied materials or labor in connection with the Required Repairs performed to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) intentionally deleted; and (v) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000, in which case only one disbursement of the amount remaining in the Required Repair Account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2. Each disbursement for a completed Required Repair shall be in the full amount of all remaining funds reserved for such Required Repair on Schedule II.

     (b) If (i) the cost of a Required Repair exceeds $25,000, (ii) the contractor performing such Required Repair requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Required Repair Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property,
(C) all other conditions in this Agreement for disbursement have been satisfied,
(D) funds remaining in the Required Repair Account are, in Lender's judgment, sufficient to complete such Required Repair and all other Required Repairs, and
(E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

     Section 7.2 Tax and Insurance Escrow Fund.

     Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) except as otherwise set forth in this Section 7.2, one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the "Tax and Insurance Escrow Fund"). Notwithstanding the foregoing, in the event that the Policies are blanket insurance policies covering other properties of Affiliates of Borrower and provided no Event of Default shall have occurred and be continuing, Borrower shall not be required to deposit into the Tax and Insurance Escrow Fund for Insurance Premiums. The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and (if Borrower has made the deposits required by clause (b) above) Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing, so long as (A) Borrower provides to Lender evidence reasonably satisfactory to Lender that all insurance premiums otherwise due hereunder have been paid pursuant to Borrower's blanket insurance policy, which policy shall satisfy the conditions of Section
6.1 hereof, and (B) there shall be no Event of Default then continuing, then Borrower shall have no obligation to escrow insurance premiums as set forth in this Section 7.2 with respect to any such insurance covered by Borrower's blanket insurance policy.

     Section 7.3 Replacements and Replacement Reserve.

     7.3.1 Replacement Reserve Fund. Borrower shall pay to Lender on the date hereof and each Payment Date an amount equal to $5,170.78 (the "Replacement Reserve Monthly Deposit") for replacements and repairs required to be made to the Property during the calendar year (collectively, the "Replacements"). Amounts so deposited shall hereinafter be referred to as the "Replacement Reserve Fund" and the account in which such amounts are held shall hereinafter be referred to as the "Replacement Reserve Account". Lender may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.

     7.3.2 Disbursements from Replacement Reserve Account. (c) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property or for costs which are to be reimbursed from the Required Repair Fund.

     (b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e)) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

     (c) Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the price of all materials (grouped by type or category) used in any Replacement, and (iii) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e), each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion satisfactory to Lender in its reasonable judgment.

     (d) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender's disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of Applicable Law and shall cover all work performed and materials supplied (including equipment and fixtures) by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

     (e) If (i) the cost of a Replacement exceeds $25,000, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property,
(C) all other conditions in this Agreement for disbursement have been satisfied,
(D) funds remaining in the Replacement Reserve Account are, in Lender's judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

     (f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.00.

     7.3.3 Performance of Replacements. (d) Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with similar retail properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

     (b) Lender reserves the right, at its option, to approve all contracts or work orders in excess of $25,000 with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender's request, Borrower shall assign any contract or subcontract to Lender.

     (c) In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option, after notice to Borrower giving a reasonable time period to cure any such problem, to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

     (d) In order to facilitate Lender's completion or making of the Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not paid from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing the Replacements; (ii) to make such additions, changes


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and corrections to the Replacements as shall be necessary or desirable to complete the Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

     (e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement;
(iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

     (f) Borrower shall permit Lender and Lender's agents and representatives (including, without limitation, Lender's engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender's representatives or such other persons described above in connection with inspections described in this Section 7.3.3 or the completion of Replacements.

     (g) Lender may require an inspection of the Property at Borrower's expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

     (h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic's, materialman's or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

     (i) Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic's or materialmen's liens. or other Liens. of any nature have been placed against the Property since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the Mortgage and any other Liens previously approved in writing by Lender, if any).


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

     (j) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

     (k) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen's compensation insurance, builder's risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

     7.3.4 Failure to Make Replacements. (e) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this
Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender's right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

     (b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

     7.3.5 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

     7.3.6 Indemnification. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the performance of the Replacements. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor or materials in connection with the Replacements; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

     Section 7.4 Rollover Reserve.


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

     7.4.1 Deposits to Rollover Reserve Fund. Borrower shall pay to Lender on each Payment Date the sum of $23,750.00 (the "Rollover Reserve Monthly Deposit"), which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof (collectively, "Leasing Expenses"); provided, however, Borrower shall not be required to make pay the Rollover Reserve Monthly Deposit to Lender during such times as the balance in the Rollover Reserve Account exceeds $855,000.00. In addition, Borrower shall pay to Lender for deposit in the Rollover Reserve Account all Lease Termination Payments; provided, however, no Lease Termination Payments contributed to the Rollover Reserve Account shall be counted towards any balance in the Rollover Reserve Account which serves to limit future contributions to the Rollover Reserve Account from the Rollover Reserve Deposit. Amounts so deposited shall hereinafter be referred to as the "Rollover Reserve Fund" and the account to which such amounts are held shall hereinafter be referred to as the "Rollover Reserve Account".

     7.4.2 Withdrawal of Rollover Reserve Funds. Lender shall make disbursements from the Rollover Escrow Fund for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its reasonable discretion. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender's standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower's expense prior to making a monthly disbursement in order to verify completion of improvements for which reimbursement is sought. All earnings or interest on the Rollover Escrow Fund shall be and become part of such Rollover Escrow Fund and shall be disbursed as provided in this Section 7.4.

     7.4.3 Letter of Credit in Lieu of Rollover Reserve Monthly Deposit.

     (a) In lieu of making any Rollover Reserve Monthly Deposit, Borrower may deliver to Lender a Letter of Credit in the amount of the Rollover Reserve Monthly Deposit.

     (b) Borrower shall give Lender no less than thirty (30) days notice of Borrower's election to deliver a Letter of Credit pursuant to Section 7.4.3(a) and Borrower shall pay to Lender all of Lender's reasonable out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit.

     7.4.4 Reduction of Letter of Credit. In the event that, after the delivery of a Letter of Credit in accordance with 7.4.3(a) above, Borrower shall incur Leasing Expenses that would be eligible for a disbursement from the Rollover Reserve Fund, Borrower may, in lieu of receiving such disbursement, reduce the amount of such Letter of Credit by a corresponding amount. Lender agrees to execute such agreements or amendments reasonably requested by Borrower in order to appropriately reduce the amount of such Letter of Credit. Borrower shall not be permitted to reduce the Letter of Credit more than one (1) time in any three-month period.


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

     Section 7.5 [INTENTIONALLY DELETED]

     Section 7.6 [INTENTIONALLY DELETED]

     Section 7.7 Reserve Funds, Generally.

     7.7.1 Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

     7.7.2 Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

     7.7.3 The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

     7.7.4 The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.

     7.7.5 Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

     7.7.6 Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds.

     Section 7.8 Provisions Regarding Letters of Credit.

     7.8.1 Event of Default.

     An Event of Default shall occur if Borrower shall have any reimbursement or similar obligation with respect to a Letter of Credit, or if Borrower shall fail to (i) replace or extend any Letter of Credit prior to the expiration thereof or
(ii) replace any outstanding Letter of Credit within thirty (30) days of Lender's notice that such Letter of Credit fails to meet the requirements set forth in the definition of Letter of Credit. Lender shall not be required to exercise its rights under Section 7.8.3 below in order to prevent any such Event of Default from occurring and shall not be liable for any losses due to the insolvency of the issuer of the Letter of Credit as a result of any failure or delay by Lender in the exercise of such rights, but if Lender draws on the Letter of Credit and the issuer honors such draw and no Event of Default shall exist, Lender shall deposit the proceeds of such draw into the Reserve Fund with respect to which such Letter of Credit was originally established.

     7.8.2 Security for Debt.


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

     Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine or to hold such proceeds as security for the Debt.

     7.8.3 Additional Rights of Lender.

     In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire or a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; or (c) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and Borrower has not, within thirty (30) days after notice thereof, obtained a new Letter of Credit with an Eligible Institution.

     VIII. DEFAULTS

     Section 8.1 Event of Default.

     (a) Each of the following events shall constitute an event of default hereunder (an "Event of Default"):

          (i) if any portion of the Debt is not paid when due;

          (ii) if any of the Taxes or Other Charges are not paid when the same are due and payable;

          (iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

          (iv) if Borrower transfers or encumbers any portion of the Property without Lender's prior written consent or otherwise violates the provisions of Section 5.2.13 of this Agreement;

          (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;


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

          (vi) if Borrower or any guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors;

          (vii) if a receiver, liquidator or trustee shall be appointed for Borrower or any guarantor under any guarantee issued in connection with the Loan or if Borrower or such guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or such guarantor, or if any proceeding for the dissolution or liquidation of Borrower or such guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or such guarantor, upon the same not being discharged, stayed or dismissed within thirty (30) days;

          (viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

          (ix) if Borrower breaches any of the negative covenants contained in
     Section 5.2 or any covenant contained in Section 4.1.30 hereof;

          (x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

          (xi) [intentionally deleted];

          (xii) [intentionally deleted];

          (xiii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (x) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days; or

          (xiv) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;


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

     (b) Upon the occurrence of an Event of Default and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without further notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

     Section 8.2 Remedies.

     (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any "one action" or "election of remedies" law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

     (b) Intentionally Omitted.

     (c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the "Severed Loan Documents") in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender's intent to exercise its


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

rights under such power. Except as may be required in connection with a securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and
(ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

     Section 8.3 Remedies Cumulative; Waivers.

     The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

     IX. SPECIAL PROVISIONS

     Section 9.1 Sale of Notes and Securitization.

     At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of the Note or participations therein or the first successful securitization (such sale and/or securitization, the "Securitization") of rated single or multi-class securities (the "Securities") secured by or evidencing ownership interests in the Note and the Mortgage, including, without limitation, to:

     (a) (i) provide such financial and other information with respect to the Property, Borrower and the Manager, (ii) provide budgets relating to the Property and (iii) to perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I's and, if appropriate, Phase II's), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the "Provided Information"), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;


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

     (b) at Borrower's expense, cause counsel to render opinions, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and true sale and/or lease or any other opinion customary in securitization transactions, with respect to the Property and Borrower and its affiliates which counsel and opinions shall be reasonably satisfactory to the holder of the Note and the Rating Agencies;

     (c) make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; and

     (d) execute such amendments to the Loan Documents (including, without limitation, designating a new Determination Date) and organizational documents, enter into a lockbox or similar arrangement with respect to the Rents and establish and fund such reserve funds (including, without limitation, reserve funds for deferred maintenance and capital improvements) as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material economic term of the Loan.

     Without limiting the generality of any of the foregoing, Lender may in Lender's sole discretion, at any time following the date hereof, elect to (i) bifurcate the Note into two (2) or more notes and/or split the Mortgage into two
(2) or more mortgages of the same or different priorities or otherwise as determined by and acceptable to Lender and/or (ii) divide the Note into multiple components corresponding to tranches of certificates to be issued in a Securitization each having a notional balance and an interest rate determined by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if the overall effect of such modification or amendment would (y) change the initial weighted average interest rate, the maturity or amortization or principal set forth in the Note, or (z) modify or amend any other material economic term of the Note or the other Loan Documents.

     Section 9.2 Securitization Indemnification.

     (a) Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement or private placement memorandum (each, a "Disclosure Document") and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

     (b) Borrower agrees to provide in connection with each of (i) a preliminary and a private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus, as applicable, including without limitation, the sections entitled "Special Considerations," "Description of the Mortgages," "Description of the Mortgage Loans and Mortgaged Property," "The Manager," "The Borrower" and "Certain Legal Aspects of the Mortgage Loan," and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors) or any Affiliate of Lender ("Lehman") that has filed the registration statement relating to the securitization (the "Registration Statement"), each of its directors, each of its officers who have signed the Registration Statement and each Person or entity who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "Lehman Group"), and Lehman, each of its directors and each Person who controls Lehman within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the "Underwriter Group") for any losses, claims, damages or liabilities (collectively, the "Liabilities") to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lehman Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Lehman in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in Clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

     (c) In connection with filings under the Exchange Act, Borrower agrees to
(i) indemnify Lender, the Lehman Group and the Underwriter Group for Liabilities to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Lehman Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lehman Group or the Underwriter Group in connection with defending or investigating the Liabilities.


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

     (d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this
Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and its notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this
Section 9.2 the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

     (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under
Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lehman's and Borrower's relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.


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

     (f) The liabilities and obligations of both Borrower and Lender under this
Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

     Section 9.3 Intentionally Deleted.

     Section 9.4 Exculpation.

     Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower, but only to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys' fees and costs reasonably incurred) arising out of or in connection with the following:

          (i) fraud or intentional misrepresentation by Borrower or any guarantor in connection with the Loan;

          (ii) the willful misconduct of Borrower or any guarantor in connection with the Loan;

          (iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;


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

          (iv) the wrongful removal or destruction of any portion of the Property after an Event of Default that adversely affects the value of the Property;

          (v) the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property,
     (B) any awards or other amounts received in connection with the condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default;

          (vi) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property;

          (vii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases;

          (viii) Borrower's indemnifications of Lender set forth in Section 9.2 hereof;

          (ix) the first full monthly payment of principal and interest under the Note is not paid when due;

          (x) failure of Borrower to (A) permit on-site inspections of the Property, (B) provide financial information, (C) maintain its status as a single purpose entity or (D) appoint a new property manager upon the request of Lender after an Event of Default, each as required by, and in accordance with the terms and provisions of, this Agreement and the Mortgage;

          (xi) failure of Borrower to obtain Lender's prior written consent to any subordinate financing or other voluntary Lien encumbering the Property; or

          (xii) failure of Borrower to obtain Lender's prior written consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by the Mortgage or hereunder.

     Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or consented to by Borrower.

     Section 9.5 Termination of Manager.

     If (a) an Event of Default shall have occurred and be continuing, (b) at the Maturity Date, the Debt is not repaid in full, or (c) a default by Manager under the Management Agreement shall have occurred and not be remedied within any applicable grace or cure period provided therein or the Manager shall become


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

insolvent, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed four percent (4%) of the gross income derived from the Property.

     Section 9.6 Servicer.

     At the option of Lender and at no expense to Borrower, the Loan may be serviced by a servicer/trustee (the "Servicer") selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the "Servicing Agreement") between Lender and Servicer.

     X. MISCELLANEOUS

     Section 10.1 Survival.

     This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

     Section 10.2 Lender's Discretion.

     Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

     Section 10.3 Governing Law.

     (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS


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

ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER'S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO
SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

                      Corporation Service Company
                      80 State Street
                      Albany, New York 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT


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

WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

     Section 10.4 Modification, Waiver in Writing.

     No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

     Section 10.5 Delay Not a Waiver.

     Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

     Section 10.6 Notices.

     All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Borrower:      EM Columbus II, LLC
                     150 East Gay Street
                     Columbus, Ohio 43215
                     Attention: George A. Schmidt
                     Facsimile No.: (614) 621-8863


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

With a copy to:      Squires Sanders & Dempsey
                     1300 Huntington Center
                     41 South High Street
                     Columbus, Ohio 43215-6197
                     Attention: Kim A. Rieck, Esq.
                     Facsimile No.: (614) 365-2499

If to Lender:        Lehman Brothers Bank FSB
                     c/o Lehman Brothers Holdings
                     399 Park Avenue
                     New York, New York 10022
                     Attention: Timothy Johnson
                     Facsimile No.: (212) 713-1278

With a copy to:      Stroock & Stroock & Lavan LLP
                     180 Maiden Lane
                     New York, New York 10038
                     Attention: William Campbell, Esq.
                     Facsimile No.: (212) 526-1215


A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

     Section 10.7 Trial by Jury.

     BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.


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

     Section 10.8 Headings.

     The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section 10.9 Severability.

     Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 10.10 Preferences.

     Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

     Section 10.11 Waiver of Notice.

     Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

     Section 10.12 Remedies of Borrower.

     In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower's sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

     Section 10.13 Expenses; Indemnity.

     (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property);
(ii) Borrower's ongoing performance of and compliance with Borrower's respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) after an Event of Default, Lender's ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower's compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Additionally, Borrower shall not be responsible for any costs incurred by Lender in connection with a Securitization. Any cost and expenses due and payable to Lender may be paid from any amounts in the Deposit Account.

     (b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the "Indemnified Liabilities"); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

     Section 10.14 Schedules Incorporated.

     The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

     Section 10.15 Offsets, Counterclaims and Defenses.

     Any assignee of Lender's interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

     Section 10.16 No Joint Venture or Partnership; No Third Party
Beneficiaries.

     (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

     (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender's sole discretion, Lender deems it advisable or desirable to do so.

     Section 10.17 Publicity.

     All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Lehman, or any of their Affiliates shall be subject to the prior written approval of Lender.

     Section 10.18 Waiver of Marshalling of Assets.

     To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower's partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

     Section 10.19 Waiver of Counterclaim.

     Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

     Section 10.20 Conflict; Construction of Documents; Reliance.

     In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender's exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

     Section 10.21 Brokers and Financial Advisors.

     Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan transaction contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender's attorneys' fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the Loan transaction contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.


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

     Section 10.22 Prior Agreements.

     This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

     Section 10.23 Mezzanine Loan Option.

     Lender shall have the right at any time to divide the Loan into two parts (the "Mezzanine Option"): a mortgage loan (the "Mortgage Loan") and a mezzanine loan (the "Mezzanine Loan"). The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan. In effectuating the foregoing, Mezzanine Lender will make a loan to Mezzanine Borrower (as hereinafter defined); Mezzanine Borrower will contribute the amount of the Mezzanine Loan to Borrower (in its capacity as Borrower under the Mortgage Loan, "Mortgage Borrower") and Mortgage Borrower will apply the contribution to pay down the Loan to its Mortgage Loan amount. The Mortgage Loan and the Mezzanine Loan will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Mortgage and the other Loan Documents except as follows:

          (a) Lender (in its capacity as the lender under the Mortgage Loan, the "Mortgage Lender") shall have the right to establish different interest rates and debt service payments for the Mortgage Loan and the Mezzanine Loan and to require the payment of the Mortgage Loan and the Mezzanine Loan in such order of priority as may be designated by Lender; provided, that
     (i) the total loan amounts for the Mortgage Loan and the Mezzanine Loan shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan, (ii) the weighted average interest rate of the Mortgage Loan and the Mezzanine Loan shall on the date created equal the interest rate which was applicable to the Loan immediately prior to creation of a Mortgage Loan and a Mezzanine Loan and (iii) the debt service payments on the Mortgage Loan note and the Mezzanine Loan note shall on the date created equal the debt service payment which was due under the Loan immediately prior to creation of a Mortgage Loan and a Mezzanine Loan.

          (b) The borrower under the Mezzanine Loan ("Mezzanine Borrower") shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Mortgage Borrower. The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Mortgage Borrower.

          (c) Mezzanine Borrower and Mortgage Borrower shall cooperate with all reasonable requests of Lender in order to convert the Loan into a Mortgage Loan and a Mezzanine Loan and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, the delivery of a Nonconsolidation Opinion and the modification of organizational documents and loan documents. In the event Mortgage Borrower and/or Mezzanine

     Borrower fail to execute and deliver such documents to Lender within five
     (5) Business Days following such request by Lender, Mortgage Borrower and/or Mezzanine Borrower, as applicable, hereby absolutely and irrevocably appoint Lender as their true and lawful attorney, coupled with an interest, in their name and stead to make and execute all documents necessary or desirable to effect such transactions, Mortgage Borrower and/or Mezzanine Borrower, as applicable, ratifying all that such attorney shall do by virtue thereof. Lender shall pay all costs and expenses in connection with the creation of the Mortgage Loan and the Mezzanine Loan and all requirements relating thereto.

     Borrower shall not be obligated to incur any material costs in connection with this Section 10.23, other than Borrower's counsel's legal fees. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower or Mezzanine Borrower fails to comply with any of the terms, covenants or conditions of this Section 10.23 after expiration of ten
(10) Business Days after notice thereof.

     XI. CASH MANAGEMENT

     Section 11.1 Establishment of Accounts.

     (a) Borrower shall, simultaneously herewith, (i) establish an account (the "Clearing Account") with Clearing Account Bank into which Borrower shall deposit, or cause to be deposited, all Gross Income from Operations, and (ii) execute an agreement with Lender and the Clearing Account Bank providing for the control of the Clearing Account ("Clearing Account Agreement").

     (b) Borrower, or Lender on behalf of Borrower, shall, simultaneously herewith, (i) establish an account with the Deposit Account Bank (the "Deposit Account"), into which Lender or Borrower shall deposit or cause to be deposited all sums on deposit in the Clearing Account, in accordance with Section 11.2 hereof, and (ii) execute an agreement with Lender and the Deposit Account Bank providing for the control of the Deposit Account.

     Section 11.2 Deposits To and Disbursements from the Clearing Account.

     (a) Borrower represents, warrants and covenants that (i) Borrower shall, or shall cause Manager to, immediately deposit all Gross Income from Operations into the Clearing Account, (ii) Borrower shall send a notice, substantially in the form of Schedule IV, to all tenants now or hereafter occupying space at the Property directing them to pay all Rents (including, without limitation, all Lease Termination Payments) and other sums due under the Lease to which they are a party directly into the Clearing Account, (iii) other than the Clearing Account, there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are deposited, and (iv) neither Borrower nor any other Person shall open any other such account with respect to the deposit of income in connection with the Property. Until deposited into the Clearing Account, any Gross Income from Operations from the Property held by Borrower shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower.

     (b) Lender shall authorize and instruct the Clearing Account Bank to disburse all final and collected funds on deposit in the Clearing Account on each Business Day into the Deposit Account.

     Section 11.3 Transfer To and Disbursements from the Deposit Account.

     (a) Lender shall apply all funds on deposit in the Deposit Account on each Payment Date (or, if any such date is not a Business Day, then on the Business Day preceding such date).

     (b) Lender shall disburse the funds in the Deposit Account in the following order of priority:

          (i) First, funds sufficient to pay the amounts due and payable on such Payment Date pursuant to Section 7.2 shall be deposited into the Tax and Insurance Escrow Fund;

          (ii) Second, funds sufficient to pay the Monthly Debt Service Payment Amount due on such Payment Date shall be paid to Lender.

          (iii) Third, funds sufficient to pay the Replacement Reserve Monthly Deposit due on such Payment Date shall be deposited in the Replacement Reserve Account;

          (iv) Fourth, funds sufficient to pay the Rollover Reserve Monthly Deposit due on such Payment Date shall be deposited in the Rollover Reserve Account;

          (v) Fifth, funds sufficient to pay any interest accruing at the Default Rate, and late payment charges, if any, shall be paid to Lender;

          (vi) Sixth, to the payment of Deposit Account Bank for fees and expenses incurred in connection with this Agreement and the accounts established hereunder;

          (vii) Seventh, provided no Event of Default shall have occurred and be continuing all amounts remaining in the Deposit Account after deposits for items (i) through (vi) for the current month and all prior months shall be disbursed to Borrower; provided, however, during such times as the Debt Service Coverage Ratio shall fall below 1.10:1.00 (and until such time as the Debt Service Coverage Ratio shall have been restored above 1.10:1.00 for two (2) consecutive calendar quarters), all such remaining amounts shall be disbursed to Borrower solely for the purpose of paying all costs and expenses, calculated on a Cash basis, required to be paid during such month by or on behalf of Borrower in connection with the ownership and operation of the Property in accordance with the Annual Budget.

     Section 11.4 Account Name.

     The Clearing Account shall be in the name of Borrower. All other Accounts shall be in the name designated by Lender.


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

     Section 11.5 Eligible Accounts.

     Borrower shall, and Borrower shall cause Clearing Account Bank and Deposit Account Bank to maintain each Account as an Eligible Account, to the extent any such Account has been established by Borrower.

     Section 11.6 Permitted Investments.

     Sums on deposit in any Account other than the Clearing Account or Deposit Account may be invested in Permitted Investments provided (i) such investments are then regularly offered by Deposit Bank for accounts of this size, category and type, (ii) such investments are permitted by Applicable Law, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Account was created, and (iv) no Event of Default shall have occurred and be continuing. All income earned from Permitted Investments shall be the property of Borrower. Borrower hereby irrevocably authorizes and directs Deposit Bank, to hold any income earned from Permitted Investments as part of the Accounts. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 11.6. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds or of any funds deposited in the related Accounts.

     Section 11.7 Sole Dominion and Control.

     Borrower acknowledges and agrees that the Clearing Account and Deposit Account are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Clearing Account Bank and Deposit Account Bank, subject to the terms hereof, including, without limitation, the provisions of Section 11.2 hereof; and Borrower shall have no right of withdrawal with respect to any such account except with the prior written consent of Lender or as otherwise provided herein.

     Section 11.8 Security Interest.

     Borrower hereby grants to Lender a first priority security interest in each of the Accounts and the Account Collateral as additional security for the Debt.

     Section 11.9 Rights on Default.

     Notwithstanding anything to the contrary in this Article 11, upon the occurrence of an Event of Default, Lender shall promptly notify Clearing Account Bank and Deposit Account Bank in writing of such Event of Default and, without notice from Clearing Account Bank, Deposit Account Bank or Lender, (a) Borrower shall have no further right in respect of (including, without limitation, the right to instruct Deposit Account Bank or Clearing Account Bank to transfer from) the Accounts, (b) Lender may direct Deposit Account Bank to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to


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

enable Deposit Account Bank, as agent for Lender, or Lender to exercise and enforce Lender's rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (C) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Mortgage, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Mortgage, Lender may apply any or all amounts on deposit in the Accounts as Lender determines in its sole discretion including, but not limited to, to the payment of the Debt in such order of priority as Lender shall determine.

     Section 11.10 Financing Statement; Further Assurances.

     Borrower hereby authorizes Lender to file, and upon Lender's request shall execute and deliver to Lender for filing a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender's security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Deposit Account Bank or Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

     Section 11.11 Borrower's Obligation Not Affected.

     The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

     Section 11.12 Payments Received in the Deposit Account.

     Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower's obligations with respect to the monthly payment of principal and interest and amounts due for the Reserve Funds shall be deemed satisfied to the extent sufficient amounts are deposited in the Deposit Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.


                         [NO FURTHER TEXT ON THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                                    BORROWER:

                                    EM COLUMBUS II, LLC,
                                    a Delaware limited liability company

                                    By: Glimcher Properties Limited Partnership,
                                        a Delaware limited partnership,
                                        its sole equity member

                                        By: Glimcher Properties Corporation,
                                            a Delaware corporation,
                                            its sole general partner


                                            By: ________________________
                                                George A. Schmidt,
                                                Executive Vice President

                                    LENDER:

                                    LEHMAN BROTHERS BANK FSB, a federal stock savings bank,


                                    By:________________________________
                                        Name:
                                        Title:

                                   SCHEDULE I
                                   ----------

                                    RENT ROLL

                                   SCHEDULE II
                                   -----------

                                Required Repairs


ADA Compliance:

Wrap drain pipes below lavatory with insulation; protect against contact with hot, sharp, or abrasive surfaces.

                                  SCHEDULE III
                                  ------------

                              FINANCIAL STATEMENTS

                                   SCHEDULE IV
                                   -----------



                         Form of Tenant Direction Letter
                         -------------------------------


November ___, 2006

VIA CERTIFIED MAIL - RETURN RECEIPT REQUESTED
---------------------------------------------

[Tenant name & address]



                      Re:  DBA Name
                           Eastland Mall
                           Columbus, Ohio (the "Property")

Dear Tenant:

     Please be advised that effective as of the date of this Notice, in connection with a refinancing of the mortgage on the above-referenced Property, EM Columbus, LLC has transferred ownership of the Property to a newly formed subsidiary, EM COLUMBUS II, LLC, and EM COLUMBUS II, LLC is now your new landlord ("Landlord"). You are further advised that the Landlord, has granted a mortgage in favor of LEHMAN BROTHERS BANK FSB, a federal stock savings bank (together with its successors and assigns "Lender") on the above-referenced Property in which you are a tenant. Pursuant to the mortgage, the Landlord has granted a security interest in favor of Lender in the leases relating to the Property and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, "Rent"). The Landlord hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you in connection with Rent and hereafter to deliver all Rent to the following new address:

               EM COLUMBUS II, LLC
               Dept. 005EML
               75 Remittance Drive, Suite 6449
               Chicago IL 60675-6449

     All checks should be made payable to "EM COLUMBUS II, LLC".

     These payment instructions cannot be withdrawn or modified without the prior written consent of Lender or its agent ("Servicer"), or pursuant to a joint written instruction from Borrower and Lender or the Servicer.

     You are hereby further advised that the Property will continue to be managed by Glimcher Properties Limited Partnership, as property manager, and Glimcher Development Corporation, as services provider. In accordance with the terms of your lease, copies of all future notices to landlord should be sent to:

                EM Columbus II, LLC
                c/o Glimcher Properties Limited Partnership
                150 East Gay Street
                Columbus, Ohio 43215
                Attention: General Counsel

     Also, in accordance with the provisions of your lease, please send an updated Certificate of Insurance naming the Landlord (RVM Glimcher, LLC) as Holder and additional insured; as well as naming the new mortgagee (Lehman Brothers Bank, FSB, its successor and assigns, as their interest may appear) and the property manager (Glimcher Properties Limited Partnership) as additional insured parties. The Certificate of Insurance should be sent to Landlord,
Attention: Risk Management, at the address above with a copy also being sent to the Property office at Eastland Mall, 2740-B Eastland Mall, Columbus, OH 43232.

     Enclosed is a copy of an IRS W-9 form certifying the Federal Tax ID number for RVM Glimcher, LLC, as well as a blank gross sales reporting form, with instructions, for future use. Please forward these items to the appropriate personnel of your company.

     If you have any questions or need any additional information, please feel free to contact the management office at (614) 621-9000.

EM COLUMBUS, LLC,                           EM COLUMBUS II, LLC,
a Delaware limited liability company        a Delaware limited liability company

By: Glimcher Properties Limited             By: Glimcher Properties Limited
    Partnership, a Delaware limited             Partnership, a Delaware limited
    partnership, its sole member                liability company, its sole
                                                member

By: Glimcher Properties Corporation,        By: Glimcher Properties Corporation,
    a Delaware corporation,                     a Delaware corporation,
    its sole general partner                    its sole general partner

By:______________________________           By: _____________________________
     George A. Schmidt                            George A. Schmidt
     Executive Vice President                     Executive Vice President

Enclosures:

     (1)  Copy of IRS Form W-9

     (2)  Blank Gross Sales Reporting Form